Exhibit 99.1

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Contact:
Mark Silvey
PPG Corporate Communications
412-434-3046
silvey@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG announces successful completion of sale of ownership interest in Transitions Optical to Essilor International

PITTSBURGH, April 1, 2014 - PPG Industries, Inc. (NYSE:PPG) today announced the successful completion of the previously announced sale to Essilor International of its 51 percent ownership interest in its Transitions Optical joint venture and PPG’s wholly-owned sunlens business. Essilor International had held a 49 percent interest in the Transitions Optical joint venture.

As previously indicated, the transaction reflects an enterprise value of approximately $3.4 billion, with PPG receiving cash at closing of $1.73 billion pre-tax or approximately $1.5 billion after-tax, subject to certain post-closing adjustments and transaction costs. In 2013, the Transitions Optical joint venture and sunlens business had combined net sales of $874 million.

Currently, all Transitions Optical sales are consolidated in PPG’s financial statements. Essilor’s minority share of the joint venture’s net earnings is reflected as a reduction to PPG’s net income and presented in the financial statements as “income attributable to non-controlling interests.” In accordance with Generally Accepted Accounting Principles (GAAP), the Transitions Optical joint venture and sunlens business results will be classified as “Discontinued Operations” in future PPG financial releases. Prior periods will be recast to conform to this presentation. In addition, PPG has updated its 2014 tax rate guidance on ongoing earnings from continuing operations, with the company now anticipating this rate to be in the range of 23.5 percent to 24.5 percent.

PPG: Bringing innovation to the surface.(TM)
PPG Industries' vision is to continue to be the world’s leading coatings and specialty materials company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in nearly 70 countries around the world. Net sales in 2013 were $15.1 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com and follow @PPGIndustries on Twitter.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. The forward-looking statements contained herein include statements relating to the expected after-tax cash proceeds to be received by PPG Industries and PPG Industries' tax rate on ongoing earnings from continuing operations. Actual events may differ materially from current expectations and are subject to a number of risks and uncertainties and the other risks and uncertainties discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of their initial issuance, and PPG Industries does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.